Exhibit 10.9

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (this “Agreement”) is made as of May 5, 2016 (“Effective Date”) by and between HUSA Development Inc., formerly Hologram USA Productions Inc. (“Licensor”), and Hologram FOTV Productions Inc. (“Licensee”). Each of Licensor and Licensee are a “Party” and both collectively are the “Parties”.

RECITALS

A. Licensor is engaged in the business of creating, developing, producing and delivering holographic programming content (the “Holograms”) utilizing Licensor’s proprietary technology, brands and trademarks.

B. Licensee is engaged in the business of installing permanent holographic productions for theatrical presentations.

C. Licensee wishes to obtain, and Licensor has agreed to grant to Licensee, the exclusive right to market, display and distribute the Holograms, and improvements or enhancements thereof, globally using the Trademarks (as such terms are defined below) on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set out herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Distribution. Licensor appoints Licensee to act as Licensor’s exclusive distributor in connection with all sales, licensing, distribution and other commercial exploitation of the Holograms, including those currently existing and all future Holograms produced by or acquired by Licensor, worldwide and for the Term in the Licensed Media (as such terms are defined below), in all formats and versions (including, without limitation, any segments derived from the Holograms), as further set forth in this Agreement. Licensee shall additionally have the right to advertise and promote the Holograms, and arrange for the advertising and promotion of the Holograms, in all media now known or hereafter devised (the “Advertising Rights”). Licensee agrees to use commercially reasonable efforts to effect maximum distribution of the Holograms in a manner that enhances the business, good name, goodwill and reputation of Licensee, Licensor and the Holograms and in a manner that complies with all applicable laws. Licensee agrees to use good faith efforts to generate exposure for the Holograms and to maximize revenue from the sales, licensing, distribution and other commercial exploitation of the Holograms. However, Licensee makes no representations or warranties as to its ability to obtain opportunities to commercially exploit the Holograms or generate any minimum amount of revenue. Subject to this Agreement, Licensee, in its sole discretion, shall determine how its services are to be performed. All payments in respect of Licensee’s distribution of the Holograms shall be received directly by Licensee.

2. Term. This Agreement shall commence on the date hereof and continue for a term of five (5) years (the “Term”), with successive one (1) year extensions unless written notice of termination of this Agreement, for any reason, is sent by either Party to the other no later than sixty (6) days before the expiration of the then-current term.

3. Licensed Media. Licensor hereby grants Licensee the right to distribute the Holograms for all forms of commercial exploitation, whether on a free, paid, subscription or other basis including, without limitation, via theatrical exhibitions, any form of internet protocol delivery to all internet-capable devices, any form of video-on-demand and/or pay-per-view, all modes of television exhibition, all traditional distribution of home video devices, all so-called “disc on demand,” “manufacture on demand,” and similar fulfillment services, streaming, downloadable and/or other non-tangible delivery to fixed and mobile platforms including personal and other computers, cell phones, personal and other communication devices, personal and other digital devices, personal and other music, video and/or other audiovisual recorders and/or players, and/or via “podcast” and/or via all other personal, digital, mobile and other devices, platforms and services, whether now known or hereafter devised, to any customer or audience worldwide (the “Licensed Media”).

4. Distribution Net Revenues. All revenues received by Licensee in connection with all sales, licensing, distribution and commercial exploitation of the Holograms hereunder, net of all direct costs and expenses incurred by Licensee for the advertising, promotion and distribution of the Holograms (the “Net Revenues”), shall be shared equally by Licensee and Licensor. For clarity, all promotional and advertising expenses related to the distribution of the Holograms including, without limitation, all theatrical exhibitions shall be determined by Licensee in its sole discretion.

5. Payment, Accounting and Reporting. Licensee shall pay Licensor its half of all Net Revenues (if any) within thirty (30) days of the end of each fiscal quarter of Licensee in which such Net Revenues were collected. Licensee will make available accounting statements to Licensor in accordance with the notice provision of this Agreement. All statements submitted to Licensor shall include, at a minimum, transactional data and revenues generated by the Holograms and all expenses incurred hereunder. Licensor shall have the right, upon at least thirty (30) days prior written notice, to audit Licensee’s books and records solely related to the Holograms at Licensee’s regular place of business and during Licensee’s regular business hours. Such right to audit is limited to the Holograms, and under no circumstances shall Licensor have the right to examine records relating to Licensee’s business generally, or with respect to any other titles or content. Such audit shall be conducted by an independent certified accountant at Licensor’s sole cost and expense, and not more frequently than once per year. No statement may be audited more than once and no such audit shall be conducted in a manner that unreasonably interferes with Licensee’s business.

6. Residuals and Third Party Participations. Licensor is responsible for any and all residual and other additional or supplemental payments payable to any union, guild or other entity required to be made by reason of the commercial exploitation of the Holograms and the advertising rights as set forth herein. Licensor is responsible for paying all third party participations granted by Licensor in connection with the Holograms.

7. Delivery of Hologram Content. All necessary clearance, preparation, and delivery to Licensee of such materials necessary for the reasonable and efficient distribution and commercial exploitation of the Holograms (“Materials”) shall be at Licensor’s sole cost and expense. Licensor acknowledges and agrees that Licensor’s failure to timely deliver Materials may prevent Licensee from making the Holograms available for distribution, and any delayed performance or non-performance by Licensee arising from (i) Licensor’s failure to meet its delivery obligations of the Materials hereunder, or (ii) the failure of the video or audio elements of the Holograms to meet quality control standards of channel of distribution shall not be a breach hereof by Licensee.

8. Ownership of Holograms. All ownership rights and title in and to the entire contents of the Holograms, including, but not limited to, films and recordings thereof, title or titles, names, trademarks, concepts, stories, plots, incidents, ideas, formulas, formats, general content and any other literary, musical, artistic, or other creative material included therein shall, as between Licensor and Licensee, remain vested in Licensor.

9. Source Copy Loss or Damage. Licensor is solely responsible for creating and retaining copies of the Holograms or other Materials prior to submitting them to Licensee. Licensee shall not be responsible for any loss of or damage to physical elements of the Holograms or other Materials submitted to Licensee under any circumstances or for any reason whatsoever, provided such loss or damage is not the result of Licensee’s gross negligence or willful misconduct.

10. Editing. Licensee will not edit, and will not permit third parties to edit the Holograms except for the following purposes: (i) to prepare closed captioned, subtitled and/or dubbed versions the Holograms; (ii) to avoid legal liability or conform the Holograms to applicable laws, standards and practices; (iii) if applicable, to insert interstitial advertisements; (iv) if applicable, to compress the Holograms and/or the credits as required by any third party licensee in connection with time limitations on the presentation of the Holograms; (v) to create clips, excerpts and segments for promotional use or in connection with serialized exhibition of the Holograms; and, (vi) if necessary, to create advertising and publicity materials for the Holograms, including without limitation trailers, still photos and customized metadata.

11. Trademarks.

a. Licensor grants to Licensee an exclusive and non-transferrable right and license to use Licensors trademarks, trade names and logos (the “Trademarks”) to market, distribute and otherwise commercially exploit the Holograms. Licensee shall be entitled to insert its trademarks, trade names and/or logos in any exhibition of the Holograms and to insert such trademarks, trade names and/or logos in all commercialization thereof and/or paid advertising related thereto.

b. This Agreement shall not be construed to give Licensee any ownership right, title or interest in any of the Trademarks, but only to permit Licensee to use them for the limited purposes set forth herein. Licensee acknowledges that the Trademarks and the goodwill associated therewith, whether currently existing or accruing in the future, are and shall remain the sole property of Licensor and not Licensee. Licensor acknowledges that the trademarks, trade secrets and other intellectual property of Licensee, and the goodwill associated therewith, whether currently existing or accruing in the future, are and shall remain the sole property of Licensee and not Licensor.

c. The expiration or termination of this Agreement automatically terminates all licenses granted to Licensee under this Agreement without further notice, and Licensee agrees that upon any expiration or termination of this Agreement, Licensee shall cease and desist from use of the Trademarks in any manner.

12. Representations and Warranties.

a. Each of the Parties represents and warrants the following: (i) that it is a duly organized, validly existing corporation or other legally recognized business organization in good standing under the laws of its jurisdiction of incorporation or formation, (ii) that it has the full legal right, power, and authority to execute this Agreement and to perform its obligations hereunder, and the consent of no other person or entity is necessary in connection with the foregoing, and (iii) that it is operationally and financially able to perform its duties and meet all of its obligations under the terms of this Agreement.

b. Licensor represents that it is the exclusive owner of the worldwide distribution rights for the Holograms. Licensor further represents and warrants that it has obtained all rights and clearances necessary to commercially exploit the Holograms and all elements contained therein and that Licensor has not entered into and will not enter into any agreement in conflict with Licensee’s rights hereunder.

c. Licensor warrants that the distribution of the Holograms and use of the Trademarks will not infringe or contribute to the infringement of any trademarks or trade names, and Licensor shall defend and hold Licensee harmless from every suit or claim which may be brought against Licensee for any alleged infringements of any of the Trademarks by reason of the distribution of the Holograms and agrees to pay all expenses and reasonable attorneys’ fees which may be incurred in defending every suit arising in connection with any alleged infringements, including costs and damages recoverable in every such suit or claim.

d. During the term of this Agreement, Licensor represents and warrants that it shall not enter into any other distribution agreement involving distribution of the Holograms or otherwise directly or indirectly distribute the Holograms without obtaining Licensee’s prior written consent. If any of the provisions of this Section 12(d) is held to be unenforceable because of the scope, duration or area of its applicability, the court or arbitrator making such determination shall have the power to modify such scope, duration or area or all of them, and such provision shall then be enforceable in such modified form.

13. Confidentiality.

a. Each Party acknowledges that the Confidential and Proprietary Information is proprietary to the other Party, and may have been developed as a trade secret at that Party’s expense. Each Party agrees that it will exercise the highest standards to hold and use such information in confidence (except as otherwise permitted by this Agreement). A Party shall not disclose or disseminate the Confidential and Proprietary Information for its own benefit or for the benefit of any third party. Within three (3) days after the termination of this Agreement (or any other time at the other Party’s request), a Party shall return to the other party all copies of Confidential and Proprietary Information in tangible form.

b. If any Party shall attempt to use or dispose of any Confidential and Proprietary Information or any of its aspects or components or any duplication or modification thereof in a manner contrary to the terms of this Section 13, the other Party shall have the right, without the necessity of filing a bond or other security, in addition to such other remedies that may be available to it, to injunctive relief enjoining such acts or attempts, it being acknowledged that legal remedies are inadequate.

c. As used herein “Confidential and Proprietary Information” means all documentation, technical and/or other business information either oral or written, that either Party furnishes to the other that is proprietary or confidential on its face or by its nature whether so marked or not; marked as proprietary or confidential; or which constitutes or bears a logical relationship to information that the receiving Party knows or should reasonably conclude that the other Party deems to be proprietary or confidential, including, but not limited to the following: past, present or future products, software, research and development, inventions, processes, techniques, designs or technical information and data, and marketing plans research, development or business activities, including any unannounced products and services, as well as any information relating to services, developments, services, processes, plans, financial information, customer lists, forecasts and projections, as well as the terms of this Agreement. Such information shall be deemed confidential under this Agreement unless the receiving party proves through clear and convincing evidence that it: (1) is in the public domain through no act or omission of the other Party; (2) is lawfully known by the receiving Party from a source legitimately in possession of the information and with no restriction of confidentiality; or (3) must be disclosed by requirement of law, but in such case the receiving Party shall give the other Party as much notice as possible in order to allow the other Party the opportunity to oppose such disclosure. There is no requirement under this Agreement that “Confidential and Proprietary Information” as used and defined herein must qualify legally as a trade secret.

14. Insurance. Licensor shall obtain, or cause to be obtained, a standard producer’s and distributor’s errors and omissions liability insurance policy in connection with the Holograms, with minimum coverage limits in the amount of [One Million Dollars ($1,000,000) per claim and Three Million Dollars ($3,000,000) in the aggregate]. Upon request, Licensor shall provide Licensee with proof of such coverage, and a certificate naming Licensee or any sub-distributor as additional insured, in a form acceptable to Licensee.

15. Indemnification. Each Party (an “Indemnifying Party”) agrees to defend, indemnify and hold harmless the other Party and such other Parties, control persons (as defined under the federal securities laws), affiliates, officers, attorneys, members, directors, equity and/or debt holders, employees, agents, representatives and the other related persons (an “Indemnified Party”) from and against any third party claim, action, judgment or liability of any kind arising out of or in connection with any breach of any representation, warranty or agreement made by the Indemnifying Party in this Agreement or any addenda hereto. By way of example, any cost or liability that results from Licensor’s failure to clear any of the Holograms or to own or control the applicable rights will be Licensor’s sole responsibility. The provisions of this Section 15 shall survive the expiration or other termination of this Agreement with respect to any claim, loss, liability, cost or expense, whenever incurred or asserted, arising out of any act, omission or condition that preceded such expiration or termination.

16. Relationship of Parties. Nothing contained in this Agreement shall be construed in any manner as creating an agency, partnership, joint venture or any other type of relationship between Licensor and Licensee except that of independent contractors. Licensee shall not have, nor shall Licensee hold itself out as having, any authority whatsoever, whether express or implied, to assume, create or incur any obligation or liability whatsoever, contractual or otherwise, on behalf of or in the name of Licensor or to bind Licensor in any other manner whatsoever except as expressly set forth in this Agreement. Licensee shall not represent or hold itself out as an agent of Licensor in any manner whatsoever. Licensee is not a dependent agent of Licensor. Licensee shall not market, promote and distribute the Holograms in Licensor’s name nor hold itself out as having authority to negotiate or conclude contracts on Licensor’s behalf.

17. Assignment, Successors and Assigns. No Party may assign or delegate this Agreement or its rights, obligations or powers under this Agreement without the prior written consent of the other Party; provided that any Party may assign its rights and obligations under this Agreement in its entirety to an affiliate. Except as otherwise provided herein, any attempt to assign without the other Party’s consents will be null and void. Subject to this Section 17, this Agreement is binding upon each Party’s successors and permitted assigns.

18. Notice. Any notices which may be permitted or required hereunder shall be in writing and shall be deemed to have been duly given as of the date and time the same are personally delivered or within three (3) days after depositing with the United States Postal Service, postage prepaid by registered or certified mail, return receipt requested, or within one (1) day after depositing with Federal Express for overnight delivery or other overnight delivery service from which a receipt may be obtained, and addressed as follows:

to Licensor at the following address:

HUSA Development Inc.

342 N. Canon Drive, Suite 208

Beverly Hills, California 90210

Attention: Peter van Pruissen

Telephone: (877) 255-7667

to the Licensee at the following address:

Hologram FOTV Productions Inc.

338 N. Canon Drive, 3rd Floor

Beverly Hills, California 90210

Attention: Peter van Pruissen

Telephone: (877) 733-1830

19. Governing Law; Venue. This Agreement and the terms and conditions set forth herein, shall be governed by and construed solely and exclusively in accordance with the internal laws of the State of California without regard to the conflicts of laws principles thereof. The Parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a federal or state court located in the State of California. By its execution hereof, the parties hereto covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the State of California and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in the State of California. The Parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other parties hereto of all of its reasonable counsel fees and disbursements.

20. Entire Agreement. This Agreement contains the full and complete understanding between the Parties and supersedes all prior agreements and understandings, and cannot be modified except in a writing signed by both Parties.

21. Severability. If any provision of the Agreement shall be determined by any court of competent jurisdiction to be void and unenforceable, all other provisions of the Agreement shall nevertheless continue in full force and effect.

22. Waiver. No waiver by either Party of any provision of the Agreement, or of any breach or default by the other Party shall constitute a continuing waiver, and no waiver shall be effective unless made in a signed writing.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the date first written above.

LICENSOR		LICENSEE

HUSA Development Inc.		Hologram FOTV Productions Inc.

By:	/s/ Alkiviades David	By:	/s/ Alkiviades David
	Name: Alkiviades David		Name: Alkiviades David
	Title: Chief Executive Officer		Title: Chief Executive Officer